Exhibit 7.1

July 10, 2002

Blair R. Kraus
DELOITTE & TOUCHE LLP
2100-355-4 Avenue SW
Calgary, Alberta
T2P 0J1

Dear Mr. Kraus:

This letter is to advise you that at a meeting of the board of directors of Energy Exploration Technologies held on July 9, 2002, the engagement of Deloitte & Touche LLP as Energy Exploration Technologies' new independent auditor was approved.

Enclosed herewith for your review please find a form 8-K that we intend to file with the Securities and Exchange Commission. Item 4(a)(2) of the form 8-K contains certain disclosures relating to your engagement as required under Rule 304 of Regulation S-X. We hereby request that Deloitte & Touche LLP furnish NXT with a letter addressed to the Securities and Exchange Commission, which we will file as an exhibit with the form 8-K, stating whether it agrees with the statements contained in item 4(a)(2) of the form 8-K and, if not, stating the respects in which you disagree.

We thank you in advance for your cooperation in responding to the foregoing request.

Very truly yours,

/s/George Liszicasz
Chief Executive Officer